EXHIBIT 99.2

BNS Co.

25 ENTERPRISE CENTER, SUITE 103

MIDDLETOWN, RHODE ISLAND 02842

FOR IMMEDIATE RELEASE

BNS Co. ANNOUNCES AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT

Middletown, Rhode Island, October 6, 2003—BNS Co. (OTCBB:BNSXA) announced today that its Board of Directors has voted to amend the stockholder Rights Agreement (originally adopted in 1998) in order to protect any value in the Company’s existing net operating loss carry-forwards (NOL’s).

The amendment decreases the trigger threshold to 4.99%, from 45%, as the amount of the Company’s outstanding Common Stock that a person must beneficially own before being deemed to be an “Acquiring Person” under the Rights Agreement. However, the trigger threshold will be 20% for persons who, on the date of the Amendment, already beneficially owned more than 4.99% of the Company’s outstanding Common Stock. The Amendment also provides that any stockholder who owns more than 4.99% of the Company’s stock on the date of the Amendment may sell any or all of its shares to another person who would thereby acquire beneficial ownership of more than 4.99%, but not more than 20%, of the Company’s outstanding Common Stock. This will preserve the liquidity of current holdings for existing “large” holders of Company’s stock.

The Board determined that it would be in the best interests of the Company and its stockholders, including existing stockholders who hold 4.99% or more of the Company’s stock, to take this action. The amendment will assist in limiting the number of 5% or more owners and thus reduce the risk of a possible “change of ownership” under Section 382 of the Internal Revenue Code of 1986 as amended. Any such “change of ownership” under these rules would limit or eliminate the ability of the Company to use its existing NOL’s for federal income tax purposes. However, there is no guaranty that the objective of preserving the value of the NOL’s will be achieved. There is a possibility that certain stock transactions may be completed by stockholders or prospective stockholders that could trigger a “change of ownership,” and there are other limitations on the use of NOL’s set forth in the Internal Revenue Code.

At the same meeting, the Board also approved actions relating to its United Kingdom subsidiary (which in turn holds its Heathrow, United Kingdom property). These actions are designed to preserve the Company’s ability to use its existing NOL’s to offset all or part of any U.S. taxable gain on the sale of the subsidiary, when and if such sale might occur.

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks, and uncertainties that could cause the actual results of the Company to differ materially from those matters expressed in or implied by such forward-looking statements. They involve known and unknown risks, uncertainties, and other factors, which are in some cases beyond the control of the Company. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings.

Additional information on the Amendment to the Rights Agreement will be contained in a Report on Form 8-K to be filed by the Company shortly with the SEC, including copies of this press release and the Amendment No. 3, dated today, to the Rights Agreement dated as of February 13, 1998, as amended. In addition, an amended Form 8A-A will shortly be filed with the SEC by the Company. For further information, refer to the Company’s Form 10-K filed with the SEC in March, Forms 10-Q for the first and second quarters of 2003 filed in April and August, the Company’s proxy statement for the 2003 Annual Meeting filed in June, and the Company’s Form 8-K filed in July, after the July 28, 2003 Annual Meeting of Stockholders. A copy of all filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: Michael Warren, President and Chief Executive Officer, telephone (401) 848-6500. The Company does not maintain a web site.

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